Exhibit 1.1

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of November 30, 2020, by and between Jupiter Wellness, Inc., a Delaware corporation (the “Company”), with offices at 725 N. Hwy A1A, Suite C106, Jupiter, FL. 33477 and SRM Entertainment, LTD, a Hong Kong Special Administrative Region of the People’s Republic of China limited company a wholly owned subsidiary of Vinco Ventures, Inc. (“SRM”) and Vinco Ventures, Inc., formerly known as Edison Nation, Inc., with offices at 1 West Broad Street, Suite 1004, Bethlehem, Pennsylvania 18018 (“BBIG”), and the shareholders of SRM set forth on Exhibit A (the “SRM Shareholders”). Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

Premises

WHEREAS, The Company is a publicly held corporation organized under the laws of the State of Delaware (“JUPW”);

WHEREAS, SRM is a wholly owned subsidiary of Vinco Ventures, Inc., a publicly traded company organized under the laws of the State of Nevada (“BBIG”);

WHEREAS, The Company agrees to acquire 100% of the SRM shares of its common stock (the “SRM Common Stock”) (representing 100% of SRM’s outstanding common stock as defined below) from the SRM Shareholders in exchange for 200,000 shares of the Common Stock of Jupiter Wellness, Inc., subject to a leak out provision (the “Common Stock”) and subject to an escrow of 50,000 shares pending the receipt of certain revenues;

WHEREAS, For a period of twelve (12) months following the closing, SRM shall maintain the operations, in its current form of its present management, staff and sales team, subject to the appropriate supervision of Company, and provide assistance and advice to Company, including by expending their reasonable best efforts in maintaining and cultivating existing relationships, contractual or otherwise, which has benefitted or may in the future benefit SRM. Company shall offer a performance based incentive for gross sales of Company’s private label sun care products exceeding twelve million dollars ($12,000,000) in in year 2021.

WHEREAS, for Federal income tax purposes, it is intended that the Exchange qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived therefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I - REPRESENTATIONS, COVENANTS, AND

WARRANTIES OF SRM AND THE SRM SHAREHOLDERS

As an inducement to, and to obtain the reliance of the Company, except as set forth in the SRM Schedules (as hereinafter defined), SRM and the SRM Shareholders represent and warrant as of the Closing Date (as hereinafter defined), as follows:

Section 1.01 Incorporation.

(a) SRM is a company duly organized, validly existing, and in good standing under the laws of a Hong Kong Special Administrative Region of the People’s Republic of China limited company and wholly owned subsidiary of BBIG and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in the SRM Schedules is a complete and correct copy of the (i) Article of Association; (ii) Incorporation Form; (iii) Certificate of Incorporation, and; (iv) Business Registration Certificate of SRM as in effect on the date hereof (“Governing Documents”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of SRM’s Governing Documents. SRM has taken all actions required by law, its Governing Documents, or otherwise to authorize the execution and delivery of this Agreement. SRM has full power, authority, and legal capacity and has taken all action required by law, its Governing Documents, and otherwise to consummate the transactions herein contemplated.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

(b) BBIG is a company duly organized, validly existing, and in good standing under the laws of the State of Nevada, USA and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in the BBIG Schedules is a complete and correct copies of the Certificate of Incorporation and By-Laws of BBIG as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of BBIG’s Certificate of Incorporation or By-Laws. BBIG has taken all actions required by law, its Certificate of Incorporation or By-Laws, or otherwise to authorize the execution and delivery of this Agreement. BBIG has full power, authority, and legal capacity and has taken all action required by law, its Certificate of Incorporation or By-Laws, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Authorized Shares and Capital. SRM’s authorized number of common shares issued and outstanding is two (2) (“Common Stock”). The issued and outstanding shares of Common Stock are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and except as set forth on Schedule 1.02, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of SRM Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of SRM Common Stock or SRM Common Stock Equivalents as hereinafter defined. The term “SRM Common Stock Equivalents” means any securities of SRM which would entitle the holder thereof to acquire at any time SRM Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive SRM Common Stock. The Exchange will not obligate SRM to issue shares of SRM Common Stock or other securities to any Person (other than the Company) and will not result in a right of any holder of SRM’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of SRM are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Other than approval by the Board of Directors of BBIG, no further approval or authorization of any other party is required for the completion of the Exchange. There are no stockholders’ agreements, voting agreements or other similar agreements with respect to SRM’s capital stock to which the Company is a party or, to the knowledge of SRM, between or among any of SRM’s stockholders.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

Section 1.03 Subsidiaries and Predecessor Corporations. SRM does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation. For purposes hereinafter, the term “SRM” also includes the Subsidiaries.

Section 1.04 Financial Statements.

(a) SRM has provided the Company with the 2019 HK returns and unaudited balance sheet and profit and loss statement for 2020 YTD, and additional related documentation.

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The SRM balance sheet is true and accurate and presents fairly as of its date the financial condition of SRM. As of the date of such balance sheet, except as and to the extent reflected or reserved against therein, SRM had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheet prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of SRM, in accordance with generally accepted accounting principles. The statements of operations reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c) SRM has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and SRM has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

(d) The books and records, financial and otherwise, of SRM are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e) All of SRM’s assets are reflected on its financial statements, and, except as set forth in the SRM Schedules or the financial statements of SRM or the notes thereto. SRM has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05 Information. The information concerning SRM set forth in this Agreement and in the SRM Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, SRM has fully disclosed in writing to the Company (through this Agreement or the SRM Schedules) all information relating to matters involving SRM or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $10,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of SRM or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on SRM, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06 Options or Warrants. Except as set forth on Schedule 1.02, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued capital stock of SRM.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

Section 1.07 Absence of Certain Changes or Events. Since September 23, 2020 or such other date as provided for herein:

(a) Any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of SRM has been disclosed by SRM;

(b) SRM has not incurred any liabilities (contingent or otherwise) that have not been repaid other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in SRM’s financial statements pursuant to GAAP;

(c) SRM has not (i) amended its Governing Documents September 30, 2017 (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(d) Except as disclosed on Schedule 1.07(d), SRM has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08 Litigation and Proceedings. Except as disclosed on Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of SRM after reasonable investigation, threatened by or against SRM or affecting SRM or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. SRM does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09 Contracts.

(a) All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which SRM is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business have been previously disclosed to the Company. A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least $10,000;

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

(b) All contracts, agreements, franchises, license agreements, and other commitments to which SRM is a party or by which its properties are bound and which are material to the operations of SRM taken as a whole are valid and enforceable by SRM in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally, and;

(c) Except as previously disclosed to the Company or reflected in the most recent SRM balance sheet, SRM is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of SRM.

Section 1.10 Compliance With Laws and Regulations. To the best of its knowledge, SRM has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of SRM or except to the extent that noncompliance would not result in the occurrence of any material liability for SRM.

Section 1.11 Intellectual Property. SRM has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses, websites, Logos, accounts, all means to access all advertising campaigns, sales literature, and those certain websites and social media accounts and more digital IP and other intellectual property rights and similar rights as necessary or required for use in connection with their respective businesses and which the failure to so have could have a material adverse effect, including but not limited to purchaser and vendor names, employee names and contact information, software, software passwords or keys, hardware, data, methods, uses, samples, specifications, analysis, information, reports, records, research, trade secrets or know-how (relating to any research project or otherwise), work in progress, future development, engineering, manufacturing, marketing, financial or personnel matter, its present or future products, technology, sales, customers, members, employees, affiliates, investors, prospects, markets or business, whether communicated orally, electronically or in writing, samples or procedures (collectively, the “Intellectual Property Rights”). SRM has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. SRM has not received, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a material adverse effect. To the knowledge of SRM, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. SRM has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

Section 1.12 Approval of Agreement. This Agreement has been duly and validly authorized and executed and delivered on behalf of SRM and the SRM Shareholders, and this Agreement constitutes a valid and binding agreement of SRM and the SRM Shareholders enforceable in accordance with its terms.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

Section 1.13 SRM Schedules. SRM has delivered to the Company the following schedules, which are collectively referred to as the “SRM Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of SRM as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the Governing Documents of SRM in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of SRM identified in paragraph 1.04(a);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of SRM since October 31, 2020, required to be provided pursuant to section 1.07 hereof;

(d) a schedule containing the contracts described in Section 1.09(a);

(e) a schedule containing all of the financial data and contractual information provided by SRM to the Company prior to the execution of this Agreement.

(f) a schedule of any exceptions to the representations made herein; and

(g) a schedule containing the other information requested above.

SRM shall cause the SRM Schedules and the instruments and data delivered to the Company hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14 Valid Obligation. This Agreement and all agreements and other documents executed by SRM in connection herewith constitute the valid and binding obligations of SRM and the SRM Shareholders, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15 Disclosure. All of the disclosures furnished by or on behalf of SRM to the Company regarding SRM and its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, are true and correct in all materials respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 1.16 Investment Representations.

(a) Investment Purpose. As of the date hereof, the SRM Shareholders understand and agree that the consummation of this Agreement including the delivery of the Exchange Consideration (as hereinafter defined) to the SRM Shareholders in exchange for the Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state statutes and that the Exchange Consideration is being acquired for the SRM Shareholders’ own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, the SRM Shareholders do not agree to hold any of the Exchange Consideration for any minimum or other specific term and each reserves the right to dispose of the Exchange Consideration at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

(b) Accredited Investor Status. Each of the SRM Shareholders is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”).

(c) Reliance on Exemptions. Each of the SRM Shareholders understands that the Exchange Consideration is being offered and sold to the SRM Shareholders in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the SRM Shareholders’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the SRM Shareholders set forth herein in order to determine the availability of such exemptions and the eligibility of the SRM Shareholders to acquire the Exchange Consideration.

(d) Information. The SRM Shareholders and their advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Consideration which have been requested by the SRM Shareholders or their advisors. The SRM Shareholders and their advisors, if any, have been afforded the opportunity to ask questions of the Company. Notwithstanding the foregoing, the Company has not disclosed to the SRM Shareholders any material nonpublic information and will not disclose such information unless such information is disclosed to the public prior to or promptly following such disclosure to the SRM Shareholders. The SRM Shareholders understand that their investment in the Exchange Consideration involves a significant degree of risk. The SRM Shareholders are not aware of any facts that may constitute a breach of any of SRM’s representations and warranties made herein.

(e) Governmental Review. Each of the SRM Shareholders understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Consideration.

(f) Transfer or Re-sale. Each of the SRM Shareholders understands that (i) the sale or re- sale of the Exchange Consideration has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Exchange Consideration may not be transferred unless (a) the Exchange Consideration is sold pursuant to an effective registration statement under the Securities Act, (b) the SRM Shareholders shall have delivered to the Company, at the cost of the SRM Shareholders, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Consideration to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Exchange Consideration is sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the SRM Shareholders who agree to sell or otherwise transfer the Exchange Consideration only in accordance with this Section and who is an Accredited Investor, (d) the Exchange Consideration is sold pursuant to Rule 144, or (e) the Exchange Consideration is sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and the SRM Shareholders shall have delivered to the Company, at the cost of the SRM Shareholders, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Exchange Consideration made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Consideration under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Consideration under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Consideration may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

(g) Legends. Each of the SRM Shareholders understand that the shares of the Company’s common stock that comprise the Exchange Consideration , until such time as the Exchange Consideration have been registered under the Securities Act or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Consideration may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Exchange Consideration):

“NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LEAK OUT AGREEMENT DATED NOVEMBER 24, 2020, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT.”

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Exchange Share upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) the Exchange Consideration are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Consideration may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. Each of the SRM Shareholders agrees to sell all Exchange Consideration, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

(h) Residency. Each of the SRM Shareholders is a resident of the jurisdiction set forth immediately below the SRM Shareholders’ name on the signature pages hereto or provided separately to the Company.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

Section 1.17 No “Bad Actor” Disqualification. SRM has exercised reasonable care, in accordance with Securities and Exchange Commission rules and guidance, to determine whether any Covered Person is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). To SRM’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. SRM has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including SRM; any predecessor or affiliate of SRM; any director, executive officer, other officer participating in the Exchange, general partner or managing member of SRM; any beneficial owner of 20% or more of SRM’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with SRM in any capacity at the time of the Exchange; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the Exchange (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the Exchange of any Solicitor or general partner or managing member of any Solicitor.

ARTICLE II - REPRESENTATIONS, COVENANTS, AND

WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of SRM and the SRM Shareholders, except as set forth in the Company Schedules (as hereinafter defined), the Company represents and warrants, in conjunction with all factual matter contained in its public filings and the Company Schedules, as of the date hereof and as of the Closing Date, as follows:

Section 2.01 Organization.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in the Company Schedules are complete and correct copies of the certificate of incorporation and bylaws of the Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company’s certificate of incorporation or bylaws. The Company has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization. The Company’s authorized capitalization is as listed with documentation publicly available with the Securities and Exchange Commission.

Section 2.03 Subsidiaries and Predecessor Corporations. The Company does not have any predecessor corporation(s), no subsidiaries other than CDB Caring Inc., a Florida Corporation and Magical Beasts, LLC, a Nevada limited liability company, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 SEC Reports. The Company has filed all reports required to be filed by it under the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) of the Exchange Act, (the “SEC Reports”).

Section 2.05 Information. The information concerning the Company set forth in this Agreement and the Company Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, the Company has fully disclosed in writing to the SRM Shareholders (through this Agreement or the Company Schedules) all information relating to matters involving the Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $10,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

Section 2.06 Options or Warrants. Except as disclosed in an SEC Report, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stockof the Company (including, without limitation, rights the value of which is determined with reference to the capital stock or other securities of the Company ) or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Common Stock of the Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person except as disclosed in an SEC Report.

Section 2.07 Absence of Certain Changes or Events. Since October 31, 2020 and except as disclosed in an SEC Report:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of the Company or (ii) any damage, destruction or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Company;

(b) the Company has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company ; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) the Company has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent the Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company ; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement, and;

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

(d) To its knowledge, the Company has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

Section 2.08 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Company Schedules. The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 2.10 Compliance With Laws and Regulations. The Company has complied with all United States federal, state or local or any applicable foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other applicable requirement or rule of law (a “Law”) applicable to the Company and the operation of its business. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.11 Approval of Agreement. The Board of Directors of the Company have authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

Section 2.12 The Company Schedules. The Company has delivered to the SRM Shareholders the following schedules, which are collectively referred to as the “Company Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of the Company to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of the Company as in effect as of the date of this Agreement;

(b) a schedule setting forth any exceptions to any statements contained in this Article II.

(c) a schedule setting forth any other information, together with any required copiesof documents, required to be disclosed in the Company Schedules by Sections 2.01 through 2.12.

Section 2.13 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

ARTICLE III - SHARE EXCHANGE

Section 3.01 The Exchange and Share Cancellation. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.02), (i) the SRM Shareholders listed in Exhibit A shall sell, assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the shares of SRM Common Stock held by them as set forth on Exhibit A; the objective of such purchase (the “Exchange”) being the acquisition by the Company of not less than 100% of the issued and outstanding shares of SRM Common Stock. SRM shall engage and compensate legal counsel in Hong Kong chosen by the Company to effectuate the transfer. In exchange for the transfer of such securities by the SRM Shareholders, the Company shall deliver to the SRM Shareholder the shares of the restricted common stock of JUPW at Closing (Consideration Shares), subject to a Leak Out Agreement and the terms stated in this paragraph. At the Closing Date, the SRM Shareholders or their designees shall, on surrender of their certificates representing their SRM Common Stock to the Company or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing their ownership of 150,000 of the Exchange Consideration Shares.

Upon closing, the Company shall deliver 150,000 of the Consideration Shares and hold 50,000 of the Consideration Shares in escrow (“Escrow Shares”). The Company shall release the escrow shares upon SRM generating $200,000 in cash receipts and revenue prior to January 15, 2021. For the purpose of this Agreement, cash receipts shall include the income related to applicable tax refund of approximately $120,000. The SRM Shareholders shall forfeit their right to receive the Escrow Shares, in the event that SRM does not generate $200,000 in cash receipts and revenue prior to December 31, 2020.

Section 3.02 Closing. The closing (“Closing” or “Closing Date”) of the transactions contemplated by this Agreement shall occur following completion of the conditions set forth in Articles V and VI, and upon delivery of the Exchange Consideration as described in Section 3.01 herein. Notwithstanding anything to the contrary provided for herein, the shares of Common Stock shall be issued contemporaneously with the receipt by the Company of all of the SRM Shareholders signed stock powers and certificates of SRM that are part of the Exchange (the “Common Stock Delivery Date”). The Closing shall take place at a mutually agreeable time and place and is anticipated to close by no later than November 30, 2020, but in no event before this Agreement has been signed by SRM Shareholders holding at least 100% of the shares of SRM common stock outstanding.

Section 3.03 Closing Events. At the Closing, the Company, SRM and the SRM Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.04 Termination. This Agreement may be terminated by the SRM Shareholders or the Company only (a) in the event that the Company or SRM do not meet the conditions precedent set forth in Articles V and VI and (b) or (b) if the Initial Closing has not occurred by December 31. 2020. If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

ARTICLE IV - SPECIAL COVENANTS

Section 4.01 Access to Properties and Records. The Company and SRM will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Company or SRM, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or SRM, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements. BBIG shall upon request assist the Company in preparation of any disclosures or reports that JUPW may desire to make in any public filing.

Section 4.02 Delivery of Books and Records. At the Closing, SRM shall deliver to, or provide the Company with access to, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of SRM now in the possession of SRM or its representatives.

Section 4.03 Third Party Consents and Certificates. The Company and SRM agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04 Designation of Directors and Officer and Continuation of Operations.

(a) On the Closing Date, SRM may nominate, and the Company agrees to appoint, one person designated by SRM to SRM’s Board of Directors (the “SRM Designee”). The SRM Designee shall not be subject to any Disqualification Events as defined in Section 1.17.

(b) The Company may upon Closing appoint persons as Officers of SRM.

(c) For a period of twelve (12) months following the closing, SRM shall maintain the operations, in its current form of its present management, staff and sales team, subject to the appropriate supervision of Company, and provide assistance and advice to Company, including by expending their reasonable best efforts in maintaining and cultivating existing relationships, contractual or otherwise, which has benefitted or may in the future benefitSRM.

(d) Performance Based Incentive. Company shall pay to the SRM Shareholders two percent (2%) of gross sales of Company’s private label sun care products if such gross sales are in excess of twelve million dollars ($12,000,000) earned during the 2021 calendaryear.

Section 4.05 Actions Prior to Closing.

(a) From and after November 24, 2020 until the Closing Date and except as set forth in the Company Schedules, an SEC Report or SRM Schedules or as permitted or contemplated by this Agreement, the Company (subject to paragraph (d) below) and SRM respectively, will each:

(i) carry on its business in substantially the same manner as it has heretofore and as disclosed in the SEC Reports;

(ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

(iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after November 30, 2020 until the Closing Date, neither the Company nor SRM will:

(i) make any changes in their Articles of Incorporation, articles or certificate of incorporation or bylaws except as contemplated by this Agreement including a name change;

(ii) take any action described in Section 1.07 in the case of SRM or in Section 2.07, in the case of the Company (all except as permitted therein or as disclosed in the applicable party’s schedules);

(iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv) sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business except as disclosed in the SEC Reports.

Section 4.06 Indemnification.

(a) SRM and BIGG hereby agrees to indemnify the Company and each of the officers, agents and directors of the Company as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b) Each SRM Shareholder agrees, severally and not jointly, to indemnify the Company and each of the officers, agents and directors of the Company as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made by such individual SRM Shareholder under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

(c) The Company agrees to indemnify and hold harmless SRM and each of the officers, agents, and directors of SRM and the SRM Shareholders as of the date of execution of this Agreement (the “SRM Indemnitees”) against any Liabilities incurred or suffered by the SRM Indemnitees to which it or they may become subject. For this purpose, “Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the SRM Indemnitees or any of them arising from, in connection with or as a result of any inaccuracy appearing in or misrepresentations made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by SRM and the SRM Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). SRM shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by SRM prior to or at the Closing. The Company shall be furnished with a certificate, signed by a duly authorized executive officer of SRM and dated the Closing Date, to the foregoing effect.

Section 5.02 Officer’s Certificate. The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of SRM to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of SRM threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the SRM Schedules, by or against SRM, which might result in any material adverse change in any of the assets, properties, business, or operations of SRM.

Section 5.03 Approval by the SRM Shareholders. The Exchange shall have been approved by the holders of not less than one hundred percent (100%) of the SRM Common Stock, including voting power, of SRM, unless a lesser number is agreed to by the Company.

Section 5.04 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.05 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of SRM after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.06 Other Items.

(a) The Company shall have received a list containing the name, address, and number of shares held by the SRM Shareholders as of the date of Closing, certified by an executive officer of SRM as being true, complete and accurate;

(b) Certificate of Good Standing. The Company shall have received a certificate of good standing (or its equivalent) of SRM and its Subsidiaries;

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

(c) The Company shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS

OF SRM AND THE SRM SHAREHOLDERS

The obligations of SRM and the SRM Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company.

Section 6.02 Officer’s Certificate. SRM shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of the Company, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Company Schedules, by or against the Company, which might result in any material adverse change in any of the assets, properties or operations of the Company.

Section 6.03 Good Standing. SRM shall have received a certificate of good standing or other document from the appropriate office, dated prior to the Closing Date certifying that the Company is in good standing as a corporation in the Hong Kong Special Administrative Region of the People’s Republic of China.

Section 6.04 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05 Approval by the Company Board of Directors and its Shareholders. The Company’s board of directors shall have approved the Exchange and the issuance of Consideration Shares at the time of Closing.

(a) Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06 Other Items

(a) The SRM Shareholders shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as the SRM Shareholders may reasonably request.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

ARTICLE VII - MISCELLANEOUS

Section 7.01 Brokers. The Company and SRM agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Company and SRM each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Florida. Venue for all matters shall be in Palm Beach County, Florida, without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States in the Southern District of Florida. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the SRM Shareholders and SRM, to:

Vinco Ventures, Inc. 1 West Broad Street Suite 1004
Bethlehem, PA 18018

Att: Christopher Ferguson cferguson@edisonnation.com

With Copies to:	McFillin Law
Federal Reserve Bank Building 100 North Independence Mall West Suite 5A NW
Philadelphia, PA 19106-1559 pmc@mcfillinlaw.com

If to the Company, to:	Brian S. John
725 N. Hwy A1A, Suite C106
Jupiter, FL. 33477 brian@jupiterwellnessinc.com

With Copies to:	Robert A. Morley
2401 PGA Boulevard, Suite 280H Palm Beach Gardens, FL 33410 rmorley@jupiterwellnessinc.com or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

Section 7.04 Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to thisAgreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 7.08 Third Party Beneficiaries. This contract is strictly between the Company, the SRM Shareholders and SRM, and, except as specifically provided, no director, officer, stockholder (other than the SRM Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09 Expenses. Subject to Section 7.04 above, whether or not the Exchange is consummated, each of the Company, SRM and the SRM Shareholders will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts, including by DocuSign or similar software, each of which shall be deemed an original and all of which taken together shall be but a single instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Agreed to by Jupiter Wellness, Inc.:	Agreed to by SRM Entertainment, LTD:

Brian S. John, Chief	Christopher B. Ferguson, Chief
Executive Officer	Executive Officer and sole Shareholder of SRM Entertainment, LTD.

Dated: 11/30/20	Dated: 11/30/20

Agreed to by Vinco Ventures, Inc.:

Chief Executive Officer and Chairman of the Board of Vinco Ventures, Inc.

Dated: 11/30/20

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

EXHIBIT A

SRM Shareholder’s Signature Page

Seller Name:		Number of Shares of Common Stock	Percentage of Common Stock

By:		2	100%
	Christopher B. Ferguson, Chief Executive Officer of Vinco Ventures, Inc., Sole Shareholder, SRM Entertainment, LTD

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

EXHIBIT B

LEAK OUT AGREEMENT

[On the following Page]

Stock Exchange Agreement between Jupiter Wellness and Vinco Ventures

LEAK OUT AGREEMENT

THIS LEAK OUT AGREEMENT (the “Agreement”) is entered into as of this 30th day of November, 2020 (the “Effective Date”) by and between Vinco Ventures, Inc. (the “Stockholder”) and Jupiter Wellness, Inc., a Delaware corporation (the “Company” or “JUPW”).

WHEREAS, SRM Entertainment, LTD, a Hong Kong Special Administrative Region of the People’s Republic of China limited company and wholly owned subsidiary of Vinco Ventures, Inc., formerly known as Edison Nation, Inc. with offices at 1 West Broad Street, Suite 1004, Bethlehem, Pennsylvania 18018 (“SRM” or “Seller”) and the Company are parties to that certain Stock Exchange Agreement dated November 30, 2020 (The “Stock Exchange Agreement”) pursuant to which the Company agreed, at the Closing thereunder, to exchange SRM shares for the Consideration Shares consisting of 200,000 shares of the common stock of JUPW (Capitalized terms used but not otherwise defined herein are used herein with the respective meanings given to them under the Stock Exchange Agreement).

WHEREAS, as a closing condition of the Stock Exchange Agreement, SRM and the SRM Shareholders agreed to restrict the disposition of the Consideration Shares by Company.

WHEREAS, pursuant to the terms and conditions of Stock Exchange Agreement, SRM and the SRM Shareholders instructed the Company to issue to the Stockholder at Closing, as Seller’s designee, of the Consideration Shares.

WHEREAS, as SRM and the SRM Shareholders designee to receive Consideration Shares under the Stock Exchange Agreement, the Stockholder is required and has agreed to restrict the disposition of the Consideration Shares by it.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Leak Outs.

(a) At such time as the Stockholder is able to resell the Consideration Shares in accordance with the provisions of Rule 144 of the Securities Act (the “Expiration of the Holding Period”), the Stockholder agrees to limit the resales of such Shares in the public market as follows:

(i)	No shares in any one day more than ten percent (10%) of the average of the daily trading volume on all trading markets on which the Consideration Shares are then quoted or listed for the five trading days preceding the sale of the Consideration Shares, and;

(ii)	Any permitted resales by the Stockholder shall be at the then current bid price of the Common Stock.

2. Transfer; Successor and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. In the event of any sale, transfer, assignment, pledge or other hypothecation of the Consideration Shares, other than the resale of such shares in the public market pursuant to this Agreement (a “Transfer”), as a condition precedent to such Transfer the Stockholder will deliver a leak out agreement in form and substance identical to this Agreement from the proposed transferee. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Leak Out Agreement between Jupiter Wellness and Vinco Ventures

3. Compliance with Securities Laws. In the event of a Transfer, as a condition to the Company agreeing to such Transfer, the Stockholder shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company, to the effect that the Transfer is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and that the Transfer otherwise complies with the terms of this Agreement.

4. Legend.

(a) The Stockholder hereby agrees that each outstanding certificate representing the Consideration Shares shall, in addition to any other legends as may be required in compliance with Federal securities laws or as contemplated by the Stock Exchange Agreement, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LEAK OUT AGREEMENT DATED NOVEMBER 30, 2020, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT.

(b) A copy of this Agreement shall be filed with the corporate secretary of the Company, shall be kept with the records of the Company. In addition, a copy of this Agreement shall be filedwith the Company’s transfer agent of record.

5. No Other Rights. The Stockholder understands and agrees that the Company is under no obligation to register the sale, transfer or other disposition of the Consideration Shares under the Securities Act or to take any other action necessary in order to make compliance with an exemptionfrom such registration available.

6. Specific Performance. The Stockholder acknowledges that there would be no adequate remedy at law if the Stockholder fails to perform any of its obligations hereunder, and accordingly agrees that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Stockholder under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 6 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

7. Notices. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first- class mail, postage prepaid and either certified or registered, return receipt requested, or by telecopy, and shall be addressed to the Company at its principal offices and to the Stockholder at the address last appearing on the books and records of the Company.

Leak Out Agreement between Jupiter Wellness and Vinco Ventures

8. Recapitalizations and Exchanges Affecting Consideration Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Consideration Shares, to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification orotherwise.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Palm Beach County in the State of Florida or in the Southern District of Florida. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Palm Beach County, Florida or the Southern District of Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Palm Beach County, Florida or the Southern District of Florida has been brought in an inconvenient forum.

10. Counterparts. This Agreement may be executed electronically, including by DocuSign or similar software, in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforceor interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

12. Amendments and Waivers. Any term of this Agreement may be amended with the written consent of the Company and the Stockholder. No delay or failure on the part of the Company in exercising any power or right under this Agreement shall operate as a waiver of any power or right.

13. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extentnecessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14. Construction; Terms. This Agreement has been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance withits respective terms, without any construction in favor of or against either party. All terms not otherwise defined herein shall have the same meaning as in the Stock Exchange Agreement.

15. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all otherwritten or oral agreements existing between the parties hereto are expressly canceled.

Leak Out Agreement between Jupiter Wellness and Vinco Ventures

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written and an indication of their intention of their representative organizations and authorization to be bound by the terms stated herein.

Agreed to by the Company:	Agreed to by the Stockholder:

Brian S. John, Chief Executive Officer	Christopher B. Ferguson, Chief Executive
Officer and Chairman of the Board of Vinco Ventures, Inc.

Dated: 11/30/20	Dated: 11/30/20

Leak Out Agreement between Jupiter Wellness and Vinco Ventures
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